NEW FRONTIER MEDIA

For Immediate Release
Contact: Karyn Miller, CFO
(303) 444-0900 x 102
kmiller@noof.com



             New Frontier Media Announces Profitable Fourth Quarter


BOULDER, COLORADO, June 12, 2003 -- New Frontier Media, Inc. (Nasdaq: NOOF), a leader in the electronic distribution of adult entertainment, announced its results for the fourth quarter and full year ended March 31, 2003. On a consolidated basis, the Company reported net income for the fourth quarter ended March 31, 2003 of $0.7 million, or $0.04 per basic and fully diluted earnings per share. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter ended March 31, 2003, before $0.3 million in restructuring costs, was reported as $2.0 million, representing a 25% increase over fiscal 2002 fourth quarter EBITDA, before $3.2 million of restructuring costs, of $1.6 million.

The Company reported revenue of $9.3 million for the fourth quarter ended March 31, 2003, representing a 17% decrease over fiscal 2002 fourth quarter net revenue of $11.2 million. The decrease in fourth quarter revenue was driven by the continued refocusing of the Company's Internet business, which experienced a 68% decrease in year-over-year quarterly revenue.

Revenue for New Frontier Media, Inc.'s core Pay TV business (Subscription/PPV TV Group) for the fiscal 2003 fourth quarter was $8.0 million, representing an 11% increase over revenue for the fiscal 2002 fourth quarter. Pay TV EBITDA for the fiscal 2003 fourth quarter was $3.2 million, representing a 39% improvement over fiscal 2002 fourth quarter EBITDA.

"We are very excited about the strong growth we are seeing in our core Pay TV business. Our ability to deliver superior results in this segment gives us great optimism for fiscal 2004. Today more people, in more places, are seeing our networks and services than ever before," said Michael Weiner, President of New Frontier Media, Inc.

FULL YEAR RESULTS

The Company reported fiscal 2003 net revenue of $36.7 million, representing a 30% decrease over fiscal 2002 net revenue of $52.4 million. The decrease in revenue is, again, related primarily to a 66% decrease in revenue from the Company's Internet Group. Fiscal 2003 adjusted EBITDA for the Company, before restructuring and impairment charges of $4.6 million related to the Internet Group, was reported as $3.1 million, or a 62% decrease over fiscal 2002 adjusted EBITDA, before restructuring charges of $3.2 million related to the Internet Group, of $8.1 million.

The Company reported a net loss for the fiscal year ended March 31, 2003 of $11.9 million, or $0.56 per basic and fully diluted share, which included the following items: a) $4.6 million of restructuring and impairment charges related to the Company's Internet Group; b) a $5.3 million non-cash provision for income taxes due to the Company providing a full valuation allowance against its deferred tax assets; and c) $2.0 million in expenses related to the Company's proxy fight and its lawsuit with a former director of the Company. Cash flow from operations for the fiscal year ended March 31, 2003 was at breakeven.

SUBSCRIPTION/PPV TV GROUP

The Subscription/PPV TV Group reported revenue of $8.0 million for the fourth quarter ended March 31, 2003, representing an 11% increase over fiscal 2002 fourth quarter revenue of $7.2 million. Revenue from the Group's cable/DBS products was $6.1 million for the 2003 fiscal fourth quarter, representing a 22% increase over 2002 fiscal fourth quarter cable/DBS revenue of $5.0 million. The Subscription/PPV TV Group reported EBITDA of $3.2 million for the fourth quarter ended March 31, 2003, representing a 39% increase over fiscal 2002 fourth quarter EBITDA of $2.3 million.

This growth can be attributed to a significant expansion in distribution of the Subscription/PPV TV Group's networks during the quarter. The Pay TV Group's networks are now available in 41 million network homes, up from 29.7 million a year ago. Further, the Company's Video-on-Demand ("VOD") product is available in
5.3 million addressable homes as of March 31, 2003, up from 1.1 million addressable households a year ago.

In addition, the Subscription/PPV TV Group achieved the following milestones during the 2003 fiscal year:

     -    Launched two new networks, TEN Blue and TEN Blox

     - Signed a major VOD transport deal with TVN Entertainment Corporation, giving the Subscription/PPV TV Group access to over 2 million additional VOD households

     - Signed a distribution agreement with On Command Corporation for distribution of its VOD content through On Command's 895,000 hotel rooms

     -    Unified its family of networks under the ten* name and logo

INTERNET GROUP

The Internet Group reported revenue of $1.3 million and adjusted EBITDA, before restructuring costs of $0.3 million, of $0.2 million for the fourth quarter ended March 31, 2003.

As of March 31, 2003, the Internet Group had merged all of its dial-up Internet membership websites into its premiere broadband site, www.ten.com. The Internet Group's core focus going forward will be on promoting the distribution of www.ten.com through revenue-sharing agreements with mainstream third-party gatekeepers such as hospitality providers, cable companies, and portals. Revenue generated by memberships to www.ten.com is expected to decline further, but the Internet Group expects to ultimately replace this revenue through its third-party gatekeeper relationships.

The Company does not anticipate any further restructuring or impairment charges related to the Internet Group.

FUTURE OUTLOOK

The Company is providing the following guidance for its fiscal year ended March 31, 2004:

     - Revenue of $35 million to $40 million, which assumes a continued decline in revenue generated by the Internet Group and the Subscription/PPV TV Group's C-Band services, offset by double-digit growth in the Subscription/PPV TV Group's cable/DBS revenue

     -    Net Income of $2.0 million to $4.0 million

CONFERENCE CALL

New Frontier Media will be conducting its conference call and webcast to discuss earnings today at 2:15 p.m. Mountain Time. The participant phone number for the conference call is (800)-218-0204. To participate in the webcast please log on to www.noof.com and click on Investor Relations and then Webcasts and Events. A replay of the conference call will be available for seven days after 5:15 p.m. Mountain Time on June 12th at (800)-405-2236, access code 541321. The replay will also be archived for twelve months on the Company's corporate web site at www.noof.com under Investor Relations/Webcasts and Events. This press release can be found on the Company's corporate web site, www.noof.com, under Investor Relations/News Releases.


This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All statements related to the expected continued decline in revenue generated by memberships to www.ten.com, the replacement of membership revenue for www.ten.com with revenue from third-party gatekeeper relationships, the incurrence of further restructuring or impairment charges related to the Internet Group, or the Company's guidance provided for the 2004 fiscal year, and the outcome of any contingencies are forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Internet, Broadband and video-on-demand.

The Erotic Networks(TM), the umbrella brand for the Company's subscription and pay television subsidiary, provides pay-per-view and subscription TV networks to over 45 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks(TM) include Pleasure(TM), TEN(TM), TEN Clips(TM), TEN Xtsy(TM), TEN Blue(TM), TEN BluePlus(TM), TEN Blox(TM), TEN Max(TM) and TEN On Demand(TM). These networks represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

For more information contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in '000's except per share amounts)


                                              Three Months Ended                  Twelve Months Ended
                                                    March 31,                           March 31,
                                               2003        2002                      2003       2002

Revenue                                        $9,280     $11,214                  $36,747     $52,435

Cost of Sales                                  (4,056)     (5,510)                 (18,197)    (25,634)
                                              -------     -------                  -------     -------

Gross Profit                                    5,224       5,704                   18,550      26,801

Operating Expenses                             (4,312)     (8,561)                 (23,543)    (27,429)
                                              -------     -------                  -------     -------

Other Income (Expense)                           (195)       (363)                  (1,631)        372

Income (Loss) Before Minority                     717      (3,220)                  (6,624)       (256)
Interest and Income Taxes

Minority Interest                                   0        (171)                       0        (171)

Income tax (expense) benefit                       (5)      1,035                   (5,271)       (155)

Net Income (Loss)                             $   712     ($2,356)                ($11,895)      ($582)
                                              =======     =======                  =======     =======

Basic Income (Loss) Per Share                   $0.04      ($0.11)                  ($0.56)     ($0.03)

Diluted Income (Loss) Per Share                 $0.04      ($0.11)                  ($0.56)     ($0.03)

Weighted Average Shares                        21,373      21,207                   21,307      21,128
Outstanding


Reconciliation of Net Income (Loss) to EBITDA as reported


Net Income (Loss)                                $712     ($2,356)                ($11,895)      ($582)

Adjustments:
              Dep'n and Amort.(1)                 744       1,444                    3,469       5,750
              Interest Expense                    261         392                    1,631       1,843
              Interest Income                     (10)        (28)                     (61)       (193)
              Income Taxes                          5      (1,035)                   5,271         155
              Restructuring/Impair.               303       3,158                    4,570       3,158
              Non-cash loss on stock                0           0                      117           0
              Legal reserve                         0           0                        0      (1,680)
              Other income                          0           0                        0        (341)

EBITDA as reported                             $2,015      $1,575                   $3,102      $8,110


(1) Amortization excludes amortization of content licenses

The Condensed Statement of Operations should be read in conjunction with the Company's Form 10-K that will be filed with the Securities and Exchange Commission. To obtain a copy please contact New Frontier Media, Inc.